Exhibit 10.4

FIRST AMENDMENT TO
BUSINESS AND DEVELOPMENT AGREEMENT

This First Amendment to Business and Development Agreement (this “First Amendment”) is made and entered into as of the 23rd day of November, 2010, by and between Global Energy, Inc., a corporation organized and existing under the laws of the State of Nevada (“Global”), and Renewable Diesel, LLC, a Delaware limited liability company (“Renewable”).

WHEREAS, Global and Renewable entered into a Business and Development Agreement dated as of February 6, 2008 (the “Agreement”);

WHEREAS, Global acknowledged a clarification requested by Renewable to one of the provisions of the Agreement in a letter dated July 31, 2008 (the “Letter”);

WHEREAS, AlphaKat GmbH, a company organized and existing under the laws of Germany (“AK”), and Covanta Energy Corporation, a Delaware corporation (“Covanta”), entered into a License and Manufacturing Agreement dated March 11, 2010 (the “LMA”) which authorizes Covanta, among other things, to manufacture and have manufactured Systems;

WHEREAS, the terms of the LMA requires that certain modifications be made to the terms of the Agreement; and

WHEREAS, Global and Renewable want to implement the modifications required by the LMA and certain other modifications and to incorporate the clarifications provided for in the Letter into the Agreement and to terminate the Letter;

NOW, THEREFORE, in light of the mutual premises set forth herein and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows.

1.	Capitalized Terms. All of the capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.

2.	Amendments to the Agreement. The following amendments to the Agreement are made:

a.	The following new capitalized terms are added to Section 1.1 of the Agreement:

““Household Waste” means all non-hazardous, post-recycled municipal solid waste which is collected from residences, which waste is of the type normally accepted for processing at waste to energy facilities in the United States.”

““Manufacturing Agreement” means the License and Manufacturing Agreement dated March 11, 2010, entered into by and between AK and Covanta.”

b.	The following capitalized terms are deleted in their entirety from Section 1.1 of the Agreement: (i) Consulting Agreement; (ii) Initial Period; (iii) Interim Period; and (iv) Trianon.

c.	The definitions of the following capitalized terms are modified to read as follows:

““Affiliate” means, in relation to any Person, any other Person that controls, is controlled by, or is in common control with, such Person.  For the purpose of this definition, control means the direct or indirect control of fifty percent (50%) or more of the voting rights in such Person or the power to direct the management or policies of such Person, whether by operation of law, by contract or otherwise.  Except as shall otherwise be expressly provided in this Agreement, and for the avoidance of any doubt, as of the Effective Date, (i) Renewable and American are Affiliates, (ii) Licensor and AK are Affiliates and (iii) Licensor and Global are Affiliates, but AK and Global are not Affiliates.”

““Business and Royalty Agreement” means the Business and Royalty Agreement dated February 6, 2008, entered into by Global and Covanta, as amended by the First Amendment to Business and Royalty Agreement of even date herewith, a copy of each of which has been provided to Renewable.”

““Covanta License Agreement” means the License Agreement entered into by Licensor and Covanta dated as of February 6, 2008, as amended by the First Amendment to License Agreement dated as of July 8, 2008 and the Second Amendment to License Agreement dated as of November 23, 2010, a copy of each of which has been provided to Renewable by Global.”

““Improvements” means all the techniques, enhancements, modifications, changes, experience, methods, information, data or knowledge that will be created or acquired in the future relating to the Technology and/or the manufacturing of the Systems and Parts (whether or not patentable, useful or workable) through the implementation, development, re-design, testing, operation, maintenance, monitoring, control, modeling, fabrication and improvement of the Technology and/or the manufacturing of the Systems and Parts and/or the operation of Systems.”

““Investment Agreement” means the Business and Investment Agreement dated February 6, 2008 entered into by Covanta and Renewable, as amended by the First Amendment to Business and Royalty Agreement of even date herewith.”

““KDV 500” means a system capable of producing a minimum of 500 liters of diesel oil per hour.”

““License Agreement” means the License Agreement entered into by American and Licensor dated as of February 6, 2008, as amended by the First Amendment to License Agreement dated as of July 8, 2008 and the Second Amendment to License Agreement dated as of November 23, 2010, a copy of each of which has been provided to Global by Renewable by Global.”

““Project” means a project to convert Feedstock to diesel using the Technology.”

““System” has the meaning set forth in the License Agreement.”

““Territory” means the United States.”

d.
All the capitalized terms defined herein by a reference to the definition of such term in the License Agreement shall mean, for the avoidance of any doubt, the License Agreement as it has been amended through the date of this First Amendment.  Future amendments to the License Agreement that modify any such capitalized term shall not be applicable unless the Parties agree to such modification by a further amendment of the Agreement.

e.	The word “and” at the end of Section 1.2(e) is deleted, the period at the end of Section 1.2(f) is changed to a semicolon and the following new provisions are added to Section 1.2:

“(h)           All the references herein to the terms “diesel,” “diesel oil” or “diesel fuel” or any similar term shall include kerosene, jet fuel and any other fuel that Feedstock can be converted into using the Technology; and

(i)              All references to Covanta in its capacity as a manufacturer of Systems shall include any Affiliate of Covanta, any Person (that is not an Affiliate of Covanta) that is manufacturing Systems in which Covanta or an Affiliate of Covanta has an ownership interest and any contractor or supplier manufacturing systems under an agreement with Covanta or any Affiliate of Covanta.”

f.	The first paragraph of Section 2.1 is modified to read as follows:

“Each Party shall have the right during the term of this Agreement, directly or through its Affiliates, to identify and develop Projects in the Territory, subject to the terms and conditions of this Agreement and the rights granted by Licensor to any Person.  The Parties further agree as follows:”

g.	The following sentence is added to the end of Section 2.1(d):

“Global acknowledges that all or a portion of the Renewable Percentage may be provided by Covanta.”

h.	Section 2.1(f) is hereby deleted and replaced in its entirety by the following:

“Notwithstanding anything that is contained herein to the contrary:  (i) if Renewable identifies a Carve-Out Project (as such term is defined in the Business and Royalty Agreement) for development in the Territory, the right to invest the equity that is required for the Carve-Out Project shall be offered sixty-five percent (65%) to Covanta and twenty-five percent (25%) to Global; and (ii) if Global identifies a Carve-Out Project for development in the Territory, the right to invest the equity that is required for the Carve-Out Project shall be offered sixty-five percent (65%) to Covanta and ten percent (10%) to Renewable.  If Global elects to invest less than twenty-five percent (25%) of the total equity required for a Carve-Out Project, Renewable shall be required to offer all of the available equity not taken by Global to Covanta.  If Renewable elects not to invest ten percent (10%) of the total equity required for the Carve-Out Project, Renewable shall first offer such investment to Global and, if Global elects not to accept such added investment, then Renewable shall offer it to Covanta.”

i.	The first paragraph of Section 2.2 is hereby deleted and replaced in its entirety by the following:

“Global hereby acknowledges that (i) Renewable has committed to give Covanta the right to invest up to twenty-four percent (24%) of the total equity required in all Subject Projects identified by Renewable during the term hereof on substantially the same terms as are being offered to Global hereunder, such commitment and the terms and condition for making such equity investment being set forth in the Investment Agreement, (ii) Renewable and Covanta will follow substantially the same procedures as are outlined below and (iii) Global approves any such investment by Covanta.  The following procedures are agreed to by Global and Renewable:”

j.	The following new Sections 2.3 and 2.4 are added:

“Section 2.3            Adjustment of Equity Investment Right.  Notwithstanding anything which is contained herein to the contrary, including Sections 2.1 and 2.2, if Renewable is the Finding Party with respect to a Subject Project, but such Subject Project was introduced to Renewable by a Person other than Covanta or a Covanta Affiliate (such Person other than Covanta or a Covanta Affiliate to be referred to hereinafter as a “Third Party”) and the Third Party has conditioned Renewable’s right to participate in the Subject Project on such Third Party’s retention of the right to invest a portion of the equity required for the Subject Project, then the amount of equity that is available for investment in the Subject Project by the Parties and Covanta for purposes of this Agreement shall be limited to the equity which is not committed to the Subject Project by such Third Party.  For example, if a Third Party approaches Renewable to work with it on a project and offers Renewable the right to invest sixty percent (60%) of the total equity required for such project, Renewable shall be obligated to offer thirty-five percent (35%) of such sixty percent (60%) investment right to Global and twenty-four percent (24%) of such sixty percent (60%) investment right to Covanta.

Section 2.4               No Right to the Covanta Equity.  Notwithstanding anything which may be contained herein to the contrary, if Covanta does not invest equity in a Subject Project for any reason, Renewable shall be free to invest such equity on its own or to find an investor to invest such equity in place of Covanta.  Renewable shall not be under any obligation to offer all or any part of such equity investment to Global.”

k.	As all of the obligations set forth in Article 3 have been fully performed, Article 3 is hereby deleted in its entirety and replaced with the following:

“ARTICLE 3 – OPTION TO INVEST GLOBAL EQUITY; TERMS

Section 3.1               Option to make Equity Investment for Global.  Renewable is interested in exploring an arrangement with Global that will grant Renewable the option to convert the equity investment right of Global in each Subject Project to a carried interest in the cash flow that would otherwise have been distributed in respect of such equity investment of Global.  The Parties have elected to defer this discussion to a later date.  Global agrees to discuss such subject in good faith at the request of Renewable.”

l.	Section 4.1 is hereby deleted and replaced in its entirety by the following:

“Section 4.1            Effective Date.  This Agreement shall become effective as of the date and year first above written (the “Effective Date”).”

m.	The notice address for Global in Section 9.3 is hereby deleted and replaced in its entirety by the following:

“Global Energy, Inc.
Gama Building, 5th Floor
Ramat Gan 52681, Israel
Attention:  Asi Shalgi
Facsimile:  +972-77-228-5678”

n.	Section 9.13 is hereby renumbered as Section 9.14 and the following new Section 9.13 is added:

“Section 9.13 Survival.  Upon the termination or the expiration of this Agreement, the following Articles will survive:  6, 7 and 9.”

3.	Letter No Longer Applicable. The Letter is no longer applicable.

4.	Miscellaneous Provisions to Apply. The provisions of Article 9 of the Agreement shall apply mutatis mutandis to this First Amendment as fully as if it was expressly set forth herein.

5.
Full Agreement of the Parties.  The Agreement, as amended by this First Amendment, embodies the entire understanding of Global and Renewable and supersedes all prior negotiations, understandings and agreements between them with respect to the subject matter thereof and hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Business and Development Agreement as of the date first above written.

GLOBAL ENERGY, INC.

By:	/s/ Asi Shalgi
Asi Shalgi, Chief Executive Officer

RENEWABLE DIESEL, LLC

By:	/s/ Bruce I. Drucker
Bruce I. Drucker, Chief Executive Officer